Exhibit 99

Pfizer Reports Third-Quarter 2011 Results

  Third-Quarter 2011 Revenues of $17.2 Billion
  Third-Quarter 2011 Adjusted Diluted EPS(1) of $0.62; Reported Diluted EPS(2) of $0.48, which Reflects a $1.3 Billion After-Tax Gain on Sale of Capsugel(3)
  Increases 2011 Adjusted Diluted EPS(1) and Reported Diluted EPS(2) Guidance Ranges; Reaffirms 2012 Financial Targets
  Repurchases $2.1 Billion and $6.5 Billion of Common Stock During Third-Quarter and Year-to-Date through October 31, 2011, Respectively; Increases 2011 Share Repurchase Target to between $7 Billion and $9 Billion

NEW YORK--(BUSINESS WIRE)--November 1, 2011--Pfizer Inc. (NYSE: PFE):

($ in millions, except per share amounts)
	Third-Quarter(4)			Year-to-Date(4)
	2011	2010	Change	2011	2010	Change
Reported Revenues	$17,193	$15,995	7%	$50,679	$49,703	2%
Adjusted Income(1)	4,820	4,352	11%	14,354	14,141	2%
Adjusted Diluted EPS(1)	0.62	0.54	15%	1.81	1.75	3%
Reported Net Income(2)	3,738	866	*	8,570	5,367	60%
Reported Diluted EPS(2)	0.48	0.11	*	1.08	0.66	64%

See end of text prior to tables for notes.
* Calculation not meaningful

Pfizer Inc. (NYSE: PFE) today reported financial results for third-quarter 2011. Third-quarter 2011 revenues were $17.2 billion, an increase of 7% compared with the year-ago quarter, which reflects operational growth of $247 million, or 1%, and the favorable impact of foreign exchange of $951 million, or 6%.

For third-quarter 2011, U.S. revenues were $6.9 billion, a decrease of 3% compared with the year-ago quarter. International revenues were $10.3 billion, an increase of 15% compared with the prior-year quarter, which reflected 4% operational growth and an 11% favorable impact of foreign exchange. U.S. revenues represented 40% of total revenues in third-quarter 2011 compared with 44% in the year-ago quarter, while international revenues represented 60% of total revenues in third-quarter 2011 compared with 56% in the year-ago quarter.

Financial Performance
	Third-Quarter Revenues
($ in millions) Favorable/(Unfavorable)	2011	2010	Change	Foreign Exchange	Operational

Primary Care(5)	$5,948	$5,653	5%	5%	--
Specialty Care(6)	3,799	3,717	2%	7%	(5%)
Emerging Markets(7)	2,438	2,072	18%	6%	12%
Established Products(8)	2,230	2,168	3%	7%	(4%)
Oncology(9)	332	335	(1%)	8%	(9%)
Biopharmaceutical	14,747	13,945	6%	6%	--

Animal Health(10)	1,041	860	21%	6%	15%
Consumer Healthcare(11)	774	673	15%	4%	11%
Nutrition(12)	577	441	31%	7%	24%
Other(13)	54	76	(29%)	2%	(31%)

Total	$17,193	$15,995	7%	6%	1%

See end of text prior to tables for notes.

Business Highlights

Primary Care(5) unit revenues in third-quarter 2011 were favorably impacted primarily by foreign exchange, growth from Lipitor in the U.S. and from Celebrex, Lyrica, Pristiq and Spiriva, among others, and the addition of $119 million, or 2%, from legacy King products, while negatively impacted by the loss of exclusivity of Aricept in the U.S. in November 2010 as well as the loss of exclusivity of Lipitor in Canada and Spain in May and July 2010, respectively. Taken together, these losses of exclusivity reduced Primary Care(5) unit revenues by $415 million, or 7%, in comparison with third-quarter 2010.

Specialty Care(6) unit revenues were positively impacted by foreign exchange and strong growth in the Prevenar franchise and Enbrel in most international markets. Prevnar 13 revenues in the U.S. were lower than in third-quarter 2010 as fewer patients received the Prevnar 13 catch-up dose as the timeframe for eligibility has nearly expired. Specialty Care(6) unit revenues were also negatively impacted by the loss of exclusivity of Vfend and Xalatan in the U.S. in February and March 2011, respectively. Collectively, these losses of exclusivity reduced Specialty Care(6) unit revenues by $214 million, or 6%, in comparison with third-quarter 2010.

Emerging Markets(7) unit revenues were positively impacted by foreign exchange and growth in certain key innovative brands, primarily the Prevenar franchise, Celebrex, Enbrel, Lyrica, Vfend and Zyvox, notably with double-digit operational growth in China, Russia, Turkey and India. Revenues were negatively impacted by the loss of exclusivity of Lipitor in Brazil and Mexico in August and December 2010, respectively. These losses of exclusivity reduced Emerging Markets(7) unit revenues by $30 million, or 1%, in comparison with third-quarter 2010.

Established Products(8) unit revenues were mainly impacted by the loss of exclusivity of Protonix and Zosyn in the U.S., which taken together reduced Established Products(8) unit revenues by $242 million, or 11%, in comparison with third-quarter 2010. This decline was more than offset by $144 million, or 7%, from the addition of legacy King products, as well as foreign exchange. Total revenues from established products in both the Established Products(8) and Emerging Markets(7) units were $3.2 billion, with $996 million generated in emerging markets.

Animal Health(10) unit revenues increased by 21%, in comparison with the same quarter last year, reflecting the positive operational impact of $90 million, or 10%, due to the addition of legacy King products, as well as the favorable conditions in global livestock markets and foreign exchange. The Consumer Healthcare(11) unit generated revenue growth of 15% in comparison with third-quarter 2010, primarily driven by the non-recurrence of the voluntary withdrawal of Centrum temporarily in Europe in third-quarter 2010, the U.S. launch of new dietary supplements in third-quarter 2011, as well as foreign exchange. Nutrition(12) unit revenues increased 31% in comparison with the same quarter last year, primarily in China and the Middle East, from increased demand for premium products and from new product launches, in addition to foreign exchange.

Adjusted Expenses(1), Adjusted Income(1) and Adjusted Diluted EPS(1) Highlights
	Third-Quarter Costs and Expenses
($ in millions) (Favorable)/Unfavorable	2011	2010	Change	Foreign Exchange	Operational

Adjusted Cost of Sales (1)	$3,325	$2,852	17%	10%	7%
As a Percent of Revenues	19.3%	17.8%	N/A	N/A	N/A
Adjusted SI&A Expenses(1)	4,560	4,581	--	5%	(5%)
Adjusted R&D Expenses(1)	2,034	2,155	(6%)	2%	(8%)

Adjusted Total Costs(14)	$9,919	$9,588	3%	6%	(3%)

See end of text prior to tables for notes.

Adjusted total costs(14) were $9.9 billion in third-quarter 2011, an increase of 3% compared with $9.6 billion in third-quarter 2010. Excluding the unfavorable impact of foreign exchange of $541 million, or 6%, adjusted total costs(14) decreased 3%, primarily reflecting the benefit of cost-reduction and productivity initiatives, particularly in the research and development function. Savings were also generated in third-quarter 2011 by reductions in the U.S. field force and declines in promotional spending in response to product losses of exclusivity. These savings were partially offset by the addition of costs from legacy King operations and the inclusion of the annual U.S. healthcare reform fee.

The effective tax rate on adjusted income(1) was approximately 31% in third-quarter 2011 compared with approximately 30% in third-quarter 2010. The increase was primarily due to the change in the jurisdictional mix of earnings, partially offset by the extension of the U.S. research and development credit that was signed into law in December 2010.

The diluted weighted-average shares outstanding for third-quarter 2011 was 7.8 billion shares, a reduction of approximately 247 million shares compared with third-quarter 2010, primarily due to the Company’s ongoing share repurchase program.

As a result of the aforementioned factors, third-quarter 2011 adjusted income(1) was $4.8 billion, an increase of 11% compared with $4.4 billion in the year-ago quarter, and adjusted diluted EPS(1) was $0.62, an increase of 15% compared with $0.54 in the year-ago quarter.

Reported Net Income(2) and Reported Diluted EPS(2) Highlights

In addition to the aforementioned factors, third-quarter 2011 reported earnings in comparison with third-quarter 2010 reported earnings were favorably impacted by a $1.3 billion (after-tax) gain on the sale of Capsugel(3) in third-quarter 2011, as well as the non-recurrence of impairment charges of $1.5 billion (pre-tax) related to certain intangible assets acquired in connection with the Wyeth acquisition and a $701 million (pre-tax) charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc., both in third-quarter 2010. Third-quarter 2011 reported earnings were negatively impacted compared with the same period last year by higher charges associated with cost-reduction and productivity initiatives.

The effective tax rate on reported results was approximately 34% in third-quarter 2011 compared with approximately 39% in third-quarter 2010. The decrease in the effective tax rate was primarily due to the previously mentioned extension of the U.S. research and development credit and the change in the jurisdictional mix of earnings, as well as the decrease and jurisdictional mix of the aforementioned impairment charges.

As a result of all these factors, third-quarter 2011 reported net income(2) was $3.7 billion, compared with $866 million in the prior-year quarter, and reported diluted EPS(2) was $0.48, compared with $0.11 in the prior-year quarter.

Executive Commentary

Ian Read, President and Chief Executive Officer, stated, “Overall, I am very pleased with our financial performance despite the impact of product losses of exclusivity totaling approximately $950 million this quarter and the challenges posed by current global market and economic conditions. Excluding the impact of product losses of exclusivity, all of our businesses generated revenue growth while effectively managing their cost structures. Notably, in our Emerging Markets business, I am pleased that both our innovative and established product portfolios continued to perform well, largely as a result of our targeted investments despite a volatile environment. Further, in Japan, our second largest market, we generated 19% operational growth enterprise-wide. I am also happy with the strong performance of the Lipitor franchise and our ability to continue to maximize the value of this brand prior to its loss of exclusivity in the U.S. We remain well prepared for the Lipitor U.S. loss of exclusivity later this month and in various other countries shortly thereafter.”

“I am excited by the potential opportunity for Xalkori, recently launched in U.S. specialty pharmacies for the treatment of ALK-positive advanced non-small cell lung cancer, and Prevnar 13/Prevenar 13, recently approved in the European Union for the prevention of invasive pneumococcal disease in adults aged 50 years and older. Additionally, we have several compounds in our late-stage pipeline, notably Eliquis for stroke prevention in patients with atrial fibrillation, tofacitinib in rheumatoid arthritis and axitinib in advanced renal cell carcinoma, among others. Each of these opportunities represents a potential valuable, new treatment option for patients in need,” Mr. Read continued.

Frank D’Amelio, Chief Financial Officer, stated, “Given our solid performance so far this year, our continued confidence in the business within the current environment and our financial flexibility, we are narrowing the range of many of our 2011 financial guidance components and reaffirming our 2012 financial targets. Notably, we are increasing our 2011 adjusted diluted EPS(1) guidance range, resulting in an updated range of $2.24 to $2.29. Additionally, we returned approximately $3.6 billion to our shareholders during the quarter through $1.5 billion in dividends and $2.1 billion from the repurchase of 112.9 million shares. So far in 2011, we have repurchased $6.5 billion, or 331.6 million of our shares, and we now anticipate repurchasing between $7 billion and $9 billion of our common stock this year. In total, we have returned approximately $11.2 billion to our shareholders this year through dividends and share repurchases.”

2011 Financial Guidance(15)

For full-year 2011, Pfizer’s financial guidance, at current exchange rates(16), is summarized below.

Reported Revenues	$66.2 to $67.2 billion (previously $65.2 to $67.2 billion)
Adjusted Cost of Sales(1) as a Percentage of Revenues	19.8% to 20.3% (previously 19.5% to 20.5%)
Adjusted SI&A Expenses(1)	$19.4 to $19.9 billion (previously $19.2 to $20.2 billion)
Adjusted R&D Expenses(1)	$8.1 to $8.4 billion (previously $8.0 to $8.5 billion)
Adjusted Other (Income)/Deductions(1)	Approximately $800 million (previously approximately $1.0 billion)
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.20 to $1.30 (previously $1.09 to $1.24)
Adjusted Diluted EPS(1)	$2.24 to $2.29 (previously $2.16 to $2.26)

2012 Financial Targets(15)

For full-year 2012, Pfizer’s financial targets, at current exchange rates(16), are summarized below.

Reported Revenues	$62.2 to $64.7 billion
Adjusted SI&A Expenses(1)	$17.5 to $18.5 billion
Adjusted R&D Expenses(1)	$6.5 to $7.0 billion
Adjusted Other (Income)/Deductions(1)	Approximately $1.0 billion
Adjusted Operating Margin(1)	High 30%s to low 40%s
Effective Tax Rate on Adjusted Income(1)	Approximately 29%
Reported Diluted EPS(2)	$1.58 to $1.73
Adjusted Diluted EPS(1)	$2.25 to $2.35
Operating Cash Flow	At least $19.0 billion

For additional details, please see the attached financial schedules, product revenue tables, supplemental information and disclosure notice.

(1) "Adjusted Income" and its components and "Adjusted Diluted Earnings Per Share (EPS)" are defined as reported net income(2) and its components and reported diluted EPS(2) excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. Adjusted Cost of Sales, Adjusted Selling, Informational and Administrative (SI&A) expenses, Adjusted Research and Development (R&D) expenses and Adjusted Other (Income)/Deductions are income statement line items prepared on the same basis, and, therefore, components of the overall adjusted income measure. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer's Form 10-Q for the fiscal quarter ended July 3, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors' understanding of our performance is enhanced by disclosing this measure. Reconciliations of third-quarter 2011 and 2010 and the first nine months of 2011 and 2010 adjusted income and its components and adjusted diluted EPS to reported net income(2) and its components and reported diluted EPS(2), as well as reconciliations of full-year 2011 guidance and 2012 targets for adjusted income and adjusted diluted EPS to full-year 2011 guidance and 2012 targets for reported net income(2) and reported diluted EPS(2), are provided in the materials accompanying this report. The adjusted income and its components and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. generally accepted accounting principles (GAAP) net income and its components and diluted EPS.

(2) “Reported Net Income” is defined as net income attributable to Pfizer Inc. in accordance with U.S. GAAP. “Reported Diluted EPS” is defined as reported diluted EPS attributable to Pfizer Inc. common shareholders in accordance with U.S. GAAP.

(3) Capsugel provided capsule products and related services to the pharmaceutical and associated healthcare industries. On August 1, 2011, Pfizer completed the sale of Capsugel to an affiliate of Kohlberg Kravis Roberts & Co. L.P.

(4) In all periods presented, the results from the Capsugel(3) business are reflected in a single line, Discontinued operations - net of tax until the completion of the sale on August 1, 2011. Additionally, due to the acquisition of King Pharmaceuticals, Inc. (King), legacy King operations are reflected in the 2011 results beginning January 31, 2011. Therefore, in accordance with Pfizer’s domestic and international reporting periods, the results for the first nine months of 2011 reflect approximately eight months of King’s U.S. operations and approximately seven months of King’s international operations. Legacy King operations are not reflected in the results for the first nine months of 2010.

(5) The Primary Care unit includes revenues from human pharmaceutical products primarily prescribed by primary-care physicians, and may include, but are not limited to, products in the following therapeutic and disease areas: Alzheimer’s disease, cardiovascular (excluding pulmonary arterial hypertension), diabetes, erectile dysfunction, genitourinary, major depressive disorder, pain, respiratory and smoking cessation. Examples of products in this unit include, but are not limited to, Celebrex, Chantix, Lipitor, Lyrica, Premarin, Pristiq and Viagra. All revenues for such products are allocated to the Primary Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(6) The Specialty Care unit includes revenues from human pharmaceutical products primarily prescribed by physicians who are specialists, and may include, but are not limited to, products in the following therapeutic and disease areas: anti-infectives, endocrine disorders, hemophilia, inflammation, multiple sclerosis, ophthalmology, pulmonary arterial hypertension, specialty neuroscience and vaccines. Examples of products in this unit include, but are not limited to, BeneFIX, Enbrel, Genotropin, Geodon, the Prevnar/Prevenar franchise, Rebif, ReFacto, Revatio, Xalatan, Xyntha and Zyvox. All revenues for such products are allocated to the Specialty Care unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(7) The Emerging Markets unit includes revenues from all human prescription pharmaceutical products sold in emerging markets, including, but not limited to, Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

(8) The Established Products unit generally includes revenues from human prescription pharmaceutical products that have lost patent protection or marketing exclusivity in certain countries and/or regions. Typically, products are transferred to this unit in the beginning of the fiscal year following losing patent protection or marketing exclusivity. In certain situations, products may be transferred to this unit at a different point than the beginning of the fiscal year following losing patent protection or marketing exclusivity in order to maximize their value. This unit also excludes revenues generated in emerging markets(7). Examples of products in this unit include, but are not limited to, Arthrotec, Effexor, Medrol, Norvasc, Protonix, Relpax and Zosyn/Tazocin.

(9) The Oncology unit includes revenues from human oncology and oncology-related products. Examples of products in this unit include, but are not limited to, Aromasin, Sutent, Torisel and Xalkori. All revenues for such products are allocated to the Oncology unit, except those generated in emerging markets(7) and those that are managed by the Established Products(8) unit.

(10) Animal Health includes worldwide revenues from products to prevent and treat disease in livestock and companion animals, including, but not limited to, vaccines, parasiticides and anti-infectives. On July 7, 2011, the Company announced that it is exploring strategic alternatives for Animal Health, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(11) Consumer Healthcare generally includes worldwide revenues from non-prescription medicines and vitamins and may include, but are not limited to, products in the following therapeutic categories: GI-topicals, nutritionals, pain management and respiratory. Examples of products in Consumer Healthcare include, but are not limited to, Advil, Caltrate, Centrum, ChapStick and Robitussin.

(12) Nutrition generally includes revenues from a full line of infant and toddler nutritional products sold outside the U.S. and Canada. Examples of products in Nutrition include, but are not limited to, the S-26 and SMA product lines as well as formula for infants with special nutritional needs. On July 7, 2011, the Company announced that it is exploring strategic alternatives for Nutrition, which may include, among others, a full or partial separation from Pfizer through a spin-off, sale or other transaction.

(13) Includes revenues generated primarily from Pfizer Centersource.

(14) Represents the total of Adjusted Cost of Sales(1), Adjusted SI&A expenses(1) and Adjusted R&D expenses(1).

(15) Does not assume the completion of any business-development transactions not completed as of October 2, 2011, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of October 2, 2011. The 2011 financial guidance includes revenues and expenses related to the Capsugel(3) business as a discontinued operation through July 31, 2011. The gain on the sale of Capsugel(3) is reflected in 2011 Reported Diluted EPS(2) guidance, but is not reflected in 2011 Adjusted Diluted EPS(1) guidance.

(16) The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during the first nine months of 2011 and the mid-October 2011 exchange rates for the remainder of the year. The current exchange rates assumed in connection with the 2012 financial targets are the mid-October 2011 exchange rates.

PFIZER INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)
(millions, except per common share data)

		Third Quarter		% Incr. /	Nine Months		% Incr. /
		2011	2010	(Decr.)	2011	2010	(Decr.)
	Revenues	$17,193	$15,995	7	$50,679	$49,703	2
	Costs and expenses:
	Cost of sales (a)	3,679	3,790	(3)	11,177	11,676	(4)
	Selling, informational and administrative expenses (a)	4,621	4,599	-	14,097	13,776	2
	Research and development expenses (a)	2,188	2,188	-	6,516	6,590	(1)
	Amortization of intangible assets	1,397	1,156	21	4,168	3,972	5
	Acquisition-related in-process research and development charges	-	-	-	-	74	(100)
	Restructuring charges and certain acquisition-related costs	1,101	499	121	2,474	2,090	18
	Other deductions--net	538	2,349	(77)	1,778	3,036	(41)
	Income from continuing operations before provision
	for taxes on income	3,669	1,414	159	10,469	8,489	23
	Provision for taxes on income	1,235	558	121	3,223	3,165	2
	Income from continuing operations	2,434	856	184	7,246	5,324	36
	Discontinued operations:
	(Loss)/income from discontinued operations--net of tax	(13)	26	*	39	76	(49)
	Gain/(loss) on sale of discontinued operations--net of tax	1,328	(11)	*	1,316	(9)	*
	Discontinued operations--net of tax	1,315	15	*	1,355	67	*
	Net income before allocation to noncontrolling interests	3,749	871	*	8,601	5,391	60
	Less: net income attributable to noncontrolling interests	11	5	120	31	24	29
	Net income attributable to Pfizer Inc.	$3,738	$866	*	$8,570	$5,367	60
	Earnings per share - basic: (b)
	Income from continuing operations attributable to
	Pfizer Inc. common shareholders	$0.31	$0.11	182	$0.92	$0.66	39
	Discontinued operations--net of tax	0.17	-	*	0.17	0.01	*
	Net income attributable to Pfizer Inc. common shareholders	$0.48	$0.11	*	$1.09	$0.67	63
	Earnings per share - diluted: (b)
	Income from continuing operations attributable to
	Pfizer Inc. common shareholders	$0.31	$0.11	182	$0.91	$0.66	38
	Discontinued operations--net of tax	0.17	-	*	0.17	0.01	*
	Net income attributable to Pfizer Inc. common shareholders	$0.48	$0.11	*	$1.08	$0.66	64
	Weighted-average shares used to calculate earnings per common share:
	Basic	7,770	8,027		7,877	8,045
	Diluted	7,810	8,057		7,925	8,079

(a)	Exclusive of amortization of intangible assets, except as discussed in footnote 3 below.
(b)	EPS amounts may not add due to rounding.
*	Calculation not meaningful.
	Certain amounts and percentages may reflect rounding adjustments.

1.

The above financial statements present the three-month and nine-month periods ended October 2, 2011 and October 3, 2010. Subsidiaries operating outside the United States are included for the three-month and nine-month periods ended August 28, 2011 and August 29, 2010.

The sale of the Capsugel business closed on August 1, 2011, and we have recognized a gain related to the sale of Capsugel in Discontinued operations: Gain/(loss) on sale of discontinued operations--net of tax for the three-month and nine-month periods ended October 2, 2011. Capsugel is presented as a discontinued operation and we have made certain reclassification adjustments to conform the 2010 amounts to the current-period presentation.

On January 31, 2011, we completed our tender offer for the outstanding shares of common stock of King Pharmaceuticals, Inc. (King) and, commencing from that date, our financial statements include the assets, liabilities, operating results and cash flows of King. Therefore, in accordance with Pfizer's domestic and international reporting periods, the first nine months of 2011 results reflect approximately eight months of King's U.S. operations and approximately seven months of King's international operations. Our consolidated statements of income for the three-month and nine-month periods ended October 3, 2010 do not include King's results of operations.

2.	The financial results for the three-month and nine-month periods ended October 2, 2011 are not necessarily indicative of the results which could ultimately be achieved for the full year.

3.

Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

	See Supplemental Information that accompanies these materials for additional details.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended October 2, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$17,193	$-	$-	$-	$-	$17,193
Costs and expenses:
Cost of sales (b)	3,679	(289)	(68)	-	3	3,325
Selling, informational and administrative expenses (b)	4,621	(11)	(17)	-	(33)	4,560
Research and development expenses (b)	2,188	-	(5)	-	(149)	2,034
Amortization of intangible assets	1,397	(1,360)	-	-	-	37
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	1,101	-	(211)	-	(890)	-
Other (income)/deductions--net	538	(51)	-	-	(241)	246
Income from continuing operations before provision
for taxes on income	3,669	1,711	301	-	1,310	6,991
Provision for taxes on income	1,235	447	59	-	419	2,160
Income from continuing operations	2,434	1,264	242	-	891	4,831
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	(13)	-	-	13	-	-
Gain/(loss) on sale of discontinued operations--net of tax	1,328	-	-	(1,328)	-	-
Discontinued operations--net of tax	1,315	-	-	(1,315)	-	-

Net income before allocation to noncontrolling interests	3,749	1,264	242	(1,315)	891	4,831
Less: net income attributable to noncontrolling interests	11	-	-	-	-	11
Net income attributable to Pfizer Inc.	$3,738	$1,264	$242	$(1,315)	$891	$4,820
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.31	$0.16	$0.03	$-	$0.11	$0.62
Discontinued operations--net of tax	0.17	-	-	(0.17)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.48	$0.16	$0.03	$(0.17)	$0.11	$0.62

	Nine Months Ended October 2, 2011
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$50,679	$-	$-	$-	$-	$50,679
Costs and expenses:
Cost of sales (b)	11,177	(1,086)	(411)	-	(6)	9,674
Selling, informational and administrative expenses (b)	14,097	(6)	(41)	-	(39)	14,011
Research and development expenses (b)	6,516	-	(9)	-	(397)	6,110
Amortization of intangible assets	4,168	(4,069)	-	-	-	99
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	2,474	-	(1,010)	-	(1,464)	-
Other (income)/deductions--net	1,778	(71)	-	-	(1,270)	437
Income from continuing operations before provision
for taxes on income	10,469	5,232	1,471	-	3,176	20,348
Provision for taxes on income	3,223	1,354	327	-	1,059	5,963
Income from continuing operations	7,246	3,878	1,144	-	2,117	14,385
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	39	-	-	(39)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	1,316	-	-	(1,316)	-	-
Discontinued operations--net of tax	1,355	-	-	(1,355)	-	-

Net income before allocation to noncontrolling interests	8,601	3,878	1,144	(1,355)	2,117	14,385
Less: net income attributable to noncontrolling interests	31	-	-	-	-	31
Net income attributable to Pfizer Inc.	$8,570	$3,878	$1,144	$(1,355)	$2,117	$14,354
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.91	$0.49	$0.14	$-	$0.27	$1.81
Discontinued operations--net of tax	0.17	-	-	(0.17)	-	-
Net income attributable to Pfizer Inc. common shareholders	$1.08	$0.49	$0.14	$(0.17)	$0.27	$1.81

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

(c)	EPS amounts may not add due to rounding.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS (a)
(UNAUDITED)
(millions of dollars, except per common share data)

	Quarter Ended October 3, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$15,995	$-	$-	$-	$(4)	$15,991
Costs and expenses:
Cost of sales (b)	3,790	(487)	(241)	-	(210)	2,852
Selling, informational and administrative expenses (b)	4,599	9	(27)	-	-	4,581
Research and development expenses (b)	2,188	(8)	(25)	-	-	2,155
Amortization of intangible assets	1,156	(1,124)	-	-	-	32
Acquisition-related in-process research and development charges	-	-	-	-	-	-
Restructuring charges and certain acquisition-related costs	499	-	(499)	-	-	-
Other (income)/deductions--net	2,349	(15)	-	-	(2,207)	127
Income from continuing operations before provision
for taxes on income	1,414	1,625	792	-	2,413	6,244
Provision for taxes on income	558	378	233	-	718	1,887
Income from continuing operations	856	1,247	559	-	1,695	4,357
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	26	-	-	(26)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	(11)	-	-	11	-	-
Discontinued operations--net of tax	15	-	-	(15)	-	-
Net income before allocation to noncontrolling interests	871	1,247	559	(15)	1,695	4,357
Less: net income attributable to noncontrolling interests	5	-	-	-	-	5
Net income attributable to Pfizer Inc.	$866	$1,247	$559	$(15)	$1,695	$4,352
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.11	$0.15	$0.07	$-	$0.21	$0.54
Discontinued operations--net of tax	-	-	-	-	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.11	$0.15	$0.07	$-	$0.21	$0.54

	Nine Months Ended October 3, 2010
		Purchase	Acquisition-		Certain
		Accounting	Related	Discontinued	Significant
	Reported	Adjustments	Costs(2)	Operations	Items(3)	Adjusted
Revenues	$49,703	$-	$-	$-	$(17)	$49,686
Costs and expenses:
Cost of sales (b)	11,676	(2,564)	(367)	-	(221)	8,524
Selling, informational and administrative expenses (b)	13,776	17	(190)	-	14	13,617
Research and development expenses (b)	6,590	(23)	(45)	-	-	6,522
Amortization of intangible assets	3,972	(3,880)	-	-	-	92
Acquisition-related in-process research and development charges	74	(74)	-	-	-	-
Restructuring charges and certain acquisition-related costs	2,090	-	(2,090)	-	-	-
Other (income)/deductions--net	3,036	(40)	-	-	(2,501)	495
Income from continuing operations before provision
for taxes on income	8,489	6,564	2,692	-	2,691	20,436
Provision for taxes on income	3,165	1,631	696	-	779	6,271
Income from continuing operations	5,324	4,933	1,996	-	1,912	14,165
Discontinued operations:
(Loss)/income from discontinued operations--net of tax	76	-	-	(76)	-	-
Gain/(loss) on sale of discontinued operations--net of tax	(9)	-	-	9	-	-
Discontinued operations--net of tax	67	-	-	(67)	-	-
Net income before allocation to noncontrolling interests	5,391	4,933	1,996	(67)	1,912	14,165
Less: net income attributable to noncontrolling interests	24	-	-	-	-	24
Net income attributable to Pfizer Inc.	$5,367	$4,933	$1,996	$(67)	$1,912	$14,141
Earnings per common share - diluted: (c)
Income from continuing operations attributable to Pfizer Inc.
common shareholders	$0.66	$0.61	$0.25	$-	$0.24	$1.75
Discontinued operations--net of tax	0.01	-	-	(0.01)	-	-
Net income attributable to Pfizer Inc. common shareholders	$0.66	$0.61	$0.25	$(0.01)	$0.24	$1.75

(a)	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

(b)	Exclusive of amortization of intangible assets, except as discussed in note 1.

(c)	EPS amounts may not add due to rounding.

See end of tables for notes.
Certain amounts may reflect rounding adjustments.

PFIZER INC. AND SUBSIDIARY COMPANIES
RECONCILIATION OF REPORTED NET INCOME ATTRIBUTABLE TO PFIZER INC. AND ITS COMPONENTS
AND REPORTED DILUTED EPS ATTRIBUTABLE TO PFIZER INC. COMMON SHAREHOLDERS
TO ADJUSTED INCOME AND ITS COMPONENTS AND ADJUSTED DILUTED EPS*
(UNAUDITED)

1)

 Amortization expense related to acquired intangible assets that contribute to our ability to sell, manufacture, research, market and distribute our products is included in Amortization of intangible assets as these intangible assets benefit multiple business functions. Amortization expense related to acquired intangible assets that are associated with a single function is included in Cost of sales, Selling, informational and administrative expenses or Research and development expenses, as appropriate.

2)	Acquisition-related costs includes the following:

			Third Quarter		Nine Months
		(millions of dollars)	2011	2010	2011	2010

		Transaction costs(a)	$5	$-	$28	$13
		Integration costs(a)	187	231	567	650
		Restructuring charges(a)	19	268	415	1,427
		Additional depreciation - asset restructuring(b)	90	293	461	602
		Total acquisition-related costs -- pre-tax	301	792	1,471	2,692
		Income taxes(c)	(59)	(233)	(327)	(696)
		Total acquisition-related costs -- net of tax	$242	$559	$1,144	$1,996

	(a)

Transaction costs include costs, such as banking, legal, accounting and other similar costs, associated with business combinations. Integration costs primarily represent external, incremental costs directly related to integrating acquired businesses and primarily include expenditures for consulting and systems integration. Restructuring charges include employee termination costs, asset impairments and other exit costs associated with business combinations.

	(b)

Represents the impact of changes in the estimated useful lives of assets involved in restructuring actions related to acquisitions. Included in Cost of sales ($68 million), Selling, informational and administrative expenses ($17 million) and Research and development expenses ($5 million) for the three months ended October 2, 2011. Included in Cost of sales ($411 million), Selling, informational and administrative expenses ($41 million) and Research and development expenses ($9 million) for the nine months ended October 2, 2011. Included in Cost of sales ($241 million), Selling, informational and administrative expenses ($27 million), and Research and development expenses ($25 million) for the three months ended October 3, 2010. Included in Cost of sales($367 million), Selling, informational and administrative expenses ($190 million) and Research and development expenses ($45 million) for the nine months ended October 3, 2010.

	(c)	Included in Provision for taxes on income.

3)	Certain significant items includes the following:
			Third Quarter		Nine Months
		(millions of dollars)	2011	2010	2011	2010

		Restructuring charges(a)	$890	$-	$1,464	$-
		Implementation costs and additional depreciation - asset restructuring(b)	182	-	436	-
		Certain legal matters(c)	132	701	657	843
		Certain asset impairment charges(d)	105	1,468	582	1,668
		Inventory write-off(e)	(1)	212	11	212
		Other(f)	2	32	26	(32)
		Total certain significant items -- pre-tax	1,310	2,413	3,176	2,691
		Income taxes(g)	(419)	(718)	(1,059)	(779)
		Total certain significant items -- net of tax	$891	$1,695	$2,117	$1,912

	(a)	Included in Restructuring charges and certain acquisition-related costs, primarily related to our cost-reduction and productivity initiatives.

	(b)

Primarily related to our cost-reduction and productivity initiatives. Included in Selling, informational and administrative expenses ($33 million) and Research and development expenses ($149 million) for the three months ended October 2, 2011. Included in Selling, informational and administrative expenses ($39 million) and Research and development expenses ($397 million) for the nine months ended October 2, 2011.

	(c)

Included in Other deductions - net. In the first nine months of 2011, primarily relates to charges for hormone-replacement therapy litigation. In both periods of 2010, primarily includes a charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

	(d)	Primarily included in Other deductions - net. In 2011 and 2010, primarily relates to certain Wyeth assets, including in-process research and development (IPR&D) intangible assets.

	(e)	Included in Cost of sales. In 2010, primarily relates to unfinished inventory acquired as part of the Wyeth acquisition that became unusable after the acquisition date.

	(f)	Primarily included in Other deductions - net. In 2010, primarily represents gains on the divestiture of certain Pfizer Animal Health products and related assets.

	(g)	Included in Provision for taxes on income.

*	Adjusted income and its components and adjusted diluted EPS are not, and should not be viewed as, substitutes for U.S. GAAP net income and its components and diluted EPS.

PFIZER INC.
BUSINESS REVENUES(1)
FIRST NINE MONTHS OF 2011 and 2010
(UNAUDITED)
(millions of dollars)

				Foreign
	2011	2010	Change	Exchange	Operational
Primary Care	$17,259	$17,442	(1%)	3%	(4%)
Specialty Care	11,425	11,009	4%	4%	-
Emerging Markets	7,031	6,294	12%	4%	8%
Established Products	6,914	7,682	(10%)	4%	(14%)
Oncology	982	1,045	(6%)	4%	(10%)
Biopharmaceutical	43,611	43,472	-	3%	(3%)

Animal Health	3,078	2,599	18%	4%	14%
Consumer Healthcare	2,240	2,014	11%	3%	8%
Nutrition	1,540	1,375	12%	5%	7%
Other	210	243	(14%)	-	(14%)

TOTAL	$50,679	$49,703	2%	4%	(2%)

(1) See notes 5-13 in the accompanying earnings release for a description of each business unit and of "Other".

PFIZER INC. REVENUES THIRD QUARTER 2011 and 2010 (UNAUDITED) (millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)
	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$17,193	$15,995	7%	1%	$6,879	$7,063	(3%)	$10,314	$8,932	15%	4%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$14,747	$13,945	6%	-	$6,019	$6,298	(4%)	$8,728	$7,647	14%	3%
Lipitor	2,602	2,534	3%	(2%)	1,470	1,298	13%	1,132	1,236	(8%)	(18%)
Prevnar / Prevenar 13	1,006	735	37%	35%	454	540	(16%)	552	195	183%	176%
Enbrel (Outside the U.S. and Canada)	957	799	20%	7%	-	-	-	957	799	20%	7%
Lyrica	961	757	27%	19%	379	356	6%	582	401	45%	31%
Celebrex	643	578	11%	8%	405	390	4%	238	188	27%	16%
Viagra	493	459	7%	2%	244	242	1%	249	217	15%	4%
Norvasc	350	330	6%	(2%)	5	-	100%	345	330	5%	(5%)
Zyvox	321	285	13%	7%	154	148	4%	167	137	22%	11%
Xalatan / Xalacom	277	416	(33%)	(40%)	9	157	(94%)	268	259	3%	(8%)
Sutent	298	257	16%	7%	78	67	16%	220	190	16%	4%
Premarin Family	267	263	2%	1%	241	241	-	26	22	18%	13%
Geodon / Zeldox	263	262	-	(2%)	217	224	(3%)	46	38	21%	8%
Detrol / Detrol LA	213	237	(10%)	(13%)	136	163	(17%)	77	74	4%	(6%)
Genotropin	215	211	2%	(7%)	46	51	(10%)	169	160	6%	(5%)
Vfend	171	200	(15%)	(22%)	-	64	(100%)	171	136	26%	17%
Chantix / Champix	156	163	(4%)	(10%)	68	74	(8%)	88	89	(1%)	(12%)
Effexor XR	165	175	(6%)	(13%)	52	58	(10%)	113	117	(3%)	(15%)
BeneFIX	178	156	14%	7%	76	67	13%	102	89	15%	2%
Zosyn / Tazocin	149	255	(42%)	(44%)	75	177	(58%)	74	78	(5%)	(10%)
Caduet	150	127	18%	12%	80	86	(7%)	70	41	71%	49%
Pristiq	146	118	24%	21%	119	102	17%	27	16	69%	47%
Zoloft	139	126	10%	1%	15	18	(17%)	124	108	15%	3%
Prevnar / Prevenar (7-valent)	98	179	(45%)	(64%)	-	-	-	98	179	(45%)	(65%)
Revatio	140	116	21%	14%	80	72	11%	60	44	36%	21%
Medrol	127	119	7%	3%	33	33	-	94	86	9%	4%
Refacto AF/Xyntha	140	102	37%	25%	32	22	45%	108	80	35%	20%
Zithromax / Zmax	93	90	3%	(5%)	4	4	-	89	86	3%	(7%)
Aricept**	117	106	10%	(2%)	-	-	-	117	106	10%	(2%)
Aromasin	85	111	(23%)	(30%)	8	39	(79%)	77	72	7%	(4%)
Cardura	92	95	(3%)	(12%)	1	1	-	91	94	(3%)	(12%)
Rapamune	96	104	(8%)	(11%)	47	55	(15%)	49	49	-	(7%)
Fragmin	95	84	13%	2%	9	13	(31%)	86	71	21%	9%
BMP2	83	101	(18%)	(19%)	77	98	(21%)	6	3	100%	60%
Relpax	86	75	15%	9%	47	42	12%	39	33	18%	6%
Xanax XR	77	72	7%	(2%)	13	14	(7%)	64	58	10%	(2%)
Tygacil	76	78	(3%)	(7%)	38	40	(5%)	38	38	-	(8%)
Neurontin	67	80	(16%)	(21%)	14	21	(33%)	53	59	(10%)	(17%)
Diflucan	72	74	(3%)	(9%)	-	2	(100%)	72	72	-	(6%)
Arthrotec	61	61	-	(4%)	32	32	-	29	29	-	(7%)
Unasyn	58	61	(5%)	(11%)	3	3	-	55	58	(5%)	(13%)
Protonix	65	203	(68%)	(68%)	65	203	(68%)	-	-	-	-
EpiPen***	59	-	*	*	47	-	*	12	-	*	*
Sulperazon	51	49	4%	(3%)	-	-	-	51	49	4%	(3%)
Skelaxin***	58	-	*	*	58	-	*	-	-	-	-
Inspra	51	37	38%	22%	1	1	-	50	36	39%	22%
Dalacin/Cleocin	51	54	(6%)	(12%)	15	17	(12%)	36	37	(3%)	(9%)
Alliance Revenue****	919	1,042	(12%)	(15%)	571	741	(23%)	348	301	16%	3%
All other biopharmaceutical products	1,710	1,409	21%	13%	501	322	56%	1,209	1,087	11%	1%
All other established products	1,406	1,161	21%	19%	388	245	58%	1,018	916	11%	2%
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$1,041	$860	21%	15%	$433	$369	17%	$608	$491	24%	12%
CONSUMER HEALTHCARE	$774	$673	15%	11%	$408	$374	9%	$366	$299	22%	13%
NUTRITION	$577	$441	31%	24%	-	-	-	$577	$441	31%	24%
OTHER*****	$54	$76	(29%)	(31%)	$19	$22	(14%)	$35	$54	(35%)	(37%)
*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the third quarter of 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	Includes revenues generated primarily from Pfizer Centresource.
Certain amounts and percentages may reflect rounding adjustments.

(1)		Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION THIRD QUARTER 2011 and 2010 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)
	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$4,074	$3,762	8%	(4%)	$2,840	$2,349	21%	8%	$3,400	$2,821	21%	14%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$3,723	$3,466	7%	(5%)	$2,567	$2,109	22%	8%	$2,438	$2,072	18%	12%
Lipitor	595	628	(5%)	(16%)	337	397	(15%)	(27%)	200	211	(5%)	(10%)
Prevnar / Prevenar 13	192	129	49%	32%	84	21	300%	236%	276	45	*	*
Enbrel (Outside the U.S. and Canada)	626	531	18%	4%	139	97	43%	26%	192	171	12%	6%
Lyrica	326	268	22%	8%	162	63	157%	128%	94	70	34%	30%
Celebrex	46	42	10%	-	112	86	30%	18%	80	60	33%	27%
Viagra	102	95	7%	(5%)	57	47	21%	9%	90	75	20%	13%
Norvasc	38	45	(16%)	(27%)	187	178	5%	(6%)	120	107	12%	6%
Zyvox	78	69	13%	1%	38	32	19%	6%	51	36	42%	36%
Xalatan / Xalacom	126	134	(6%)	(17%)	94	81	16%	4%	48	44	9%	-
Sutent	119	104	14%	1%	42	36	17%	6%	59	50	18%	10%
Premarin Family	3	3	-	(33%)	7	7	-	14%	16	12	33%	17%
Geodon / Zeldox	18	19	(5%)	(16%)	7	5	40%	25%	21	14	50%	36%
Detrol / Detrol LA	38	39	(3%)	(11%)	25	22	14%	(4%)	14	13	8%	8%
Genotropin	90	90	-	(12%)	55	42	31%	16%	24	28	(14%)	(15%)
Vfend	78	70	11%	(1%)	34	30	13%	10%	59	36	64%	58%
Chantix / Champix	37	35	6%	(6%)	39	46	(15%)	(26%)	12	8	50%	38%
Effexor XR	48	55	(13%)	(25%)	39	37	5%	(5%)	26	25	4%	(8%)
BeneFIX	69	62	11%	(2%)	25	24	4%	(8%)	8	3	167%	133%
Zosyn / Tazocin	15	22	(32%)	(38%)	4	5	(20%)	-	55	51	8%	2%
Caduet	4	5	(20%)	(40%)	51	22	132%	105%	15	14	7%	-
Pristiq	-	-	-	-	17	10	70%	36%	10	6	67%	50%
Zoloft	17	21	(19%)	(30%)	74	57	30%	12%	33	30	10%	7%
Prevnar / Prevenar (7-valent)	4	23	(83%)	(82%)	94	56	68%	53%	-	100	(100%)	(126%)
Revatio	37	30	23%	7%	12	8	50%	22%	11	6	83%	100%
Medrol	24	22	9%	-	11	12	(8%)	-	59	52	13%	10%
Refacto AF/Xyntha	99	73	36%	22%	9	7	29%	17%	-	-	-	-
Zithromax / Zmax	15	15	-	(13%)	37	34	9%	(6%)	37	37	-	(5%)
Aricept**	61	53	15%	-	45	39	15%	5%	11	14	(21%)	(27%)
Aromasin	42	44	(5%)	(18%)	17	15	13%	7%	18	13	38%	31%
Cardura	30	36	(17%)	(28%)	37	36	3%	(3%)	24	22	9%	-
Rapamune	15	14	7%	-	4	4	-	-	30	31	(3%)	(10%)
Fragmin	45	33	36%	21%	21	18	17%	6%	20	20	-	(10%)
BMP2	6	3	100%	33%	-	-	-	-	-	-	-	-
Relpax	20	17	18%	-	15	12	25%	8%	4	4	-	-
Xanax XR	26	26	-	(12%)	12	10	20%	-	26	22	18%	9%
Tygacil	16	19	(16%)	(26%)	1	1	-	-	21	18	17%	6%
Neurontin	17	22	(23%)	(33%)	14	13	8%	-	22	24	(8%)	(8%)
Diflucan	21	21	-	(14%)	13	12	8%	-	38	39	(3%)	(5%)
Arthrotec	12	14	(14%)	(29%)	13	12	8%	-	4	3	33%	33%
Unasyn	8	9	(11%)	(22%)	21	17	24%	-	26	32	(19%)	(16%)
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
EpiPen***	-	-	-	-	12	-	*	*	-	-	-	-
Sulperazon	-	-	-	-	11	10	10%	(10%)	40	39	3%	-
Skelaxin***	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	33	25	32%	16%	13	9	44%	22%	4	2	100%	100%
Dalacin/Cleocin	9	10	(10%)	(11%)	7	5	40%	-	20	22	(9%)	(9%)
Alliance Revenue****	131	130	1%	(11%)	196	153	28%	15%	21	18	17%	11%
All other biopharmaceutical products	387	361	7%	(6%)	323	281	15%	5%	499	445	12%	5%
All other established products	294	273	8%	(5%)	283	242	17%	5%	441	401	10%	5%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$351	$296	19%	7%	$273	$240	14%	-	$962	$749	28%	21%
*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the third quarter of 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
Certain amounts and percentages may reflect rounding adjustments.

(1)		Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)		Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)		Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC. REVENUES NINE MONTHS 2011 and 2010 (UNAUDITED) (millions of dollars)

	WORLDWIDE				UNITED STATES			TOTAL INTERNATIONAL(1)
	2011	2010	% Change		2011	2010	% Change	2011	2010	% Change
			Total	Oper.			Total			Total	Oper.
TOTAL REVENUES	$50,679	$49,703	2%	(2%)	$20,603	$21,661	(5%)	$30,076	$28,042	7%	1%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS:	$43,611	$43,472	-	(3%)	$18,246	$19,554	(7%)	$25,365	$23,918	6%	-
Lipitor	7,578	8,104	(6%)	(9%)	4,187	3,921	7%	3,391	4,183	(19%)	(24%)
Prevnar / Prevenar 13	2,823	1,590	78%	76%	1,533	1,231	25%	1,290	359	259%	251%
Enbrel (Outside the U.S. and Canada)	2,741	2,409	14%	7%	-	-	-	2,741	2,409	14%	7%
Lyrica	2,695	2,242	20%	16%	1,116	1,073	4%	1,579	1,169	35%	27%
Celebrex	1,856	1,752	6%	3%	1,179	1,176	-	677	576	18%	10%
Viagra	1,458	1,429	2%	(1%)	732	729	-	726	700	4%	(2%)
Norvasc	1,081	1,120	(3%)	(10%)	23	24	(4%)	1,058	1,096	(3%)	(10%)
Zyvox	965	876	10%	7%	486	463	5%	479	413	16%	9%
Xalatan / Xalacom	960	1,287	(25%)	(30%)	159	453	(65%)	801	834	(4%)	(10%)
Sutent	870	771	13%	8%	218	198	10%	652	573	14%	7%
Premarin Family	757	779	(3%)	(3%)	683	713	(4%)	74	66	12%	5%
Geodon / Zeldox	753	763	(1%)	(2%)	627	642	(2%)	126	121	4%	(3%)
Detrol / Detrol LA	668	758	(12%)	(14%)	422	515	(18%)	246	243	1%	(5%)
Genotropin	654	650	1%	(5%)	144	156	(8%)	510	494	3%	(4%)
Vfend	558	595	(6%)	(11%)	64	187	(66%)	494	408	21%	15%
Chantix / Champix	545	522	4%	1%	248	252	(2%)	297	270	10%	3%
Effexor XR	537	1,512	(64%)	(66%)	207	1,142	(82%)	330	370	(11%)	(17%)
BeneFIX	518	474	9%	6%	223	211	6%	295	263	12%	6%
Zosyn / Tazocin	490	749	(35%)	(36%)	267	505	(47%)	223	244	(9%)	(12%)
Caduet	435	388	12%	8%	235	256	(8%)	200	132	52%	38%
Pristiq	422	341	24%	22%	348	301	16%	74	40	85%	65%
Zoloft	420	390	8%	-	46	54	(15%)	374	336	11%	3%
Prevnar / Prevenar (7-valent)	406	1,030	(61%)	(66%)	-	214	(100%)	406	816	(50%)	(58%)
Revatio	393	352	12%	8%	229	216	6%	164	136	21%	12%
Medrol	383	341	12%	9%	116	88	32%	267	253	6%	2%
Refacto AF/Xyntha	380	290	31%	25%	75	61	23%	305	229	33%	25%
Zithromax / Zmax	335	303	11%	4%	17	10	70%	318	293	9%	1%
Aricept**	335	337	(1%)	(7%)	-	-	-	335	337	(1%)	(7%)
Aromasin	294	361	(19%)	(22%)	53	122	(57%)	241	239	1%	(5%)
Cardura	289	312	(7%)	(13%)	4	11	(64%)	285	301	(5%)	(12%)
Rapamune	285	292	(2%)	(5%)	139	150	(7%)	146	142	3%	(2%)
Fragmin	283	258	10%	3%	32	40	(20%)	251	218	15%	7%
BMP2	277	298	(7%)	(8%)	260	286	(9%)	17	12	42%	20%
Relpax	250	239	5%	2%	142	141	1%	108	98	10%	2%
Xanax XR	232	224	4%	(2%)	41	38	8%	191	186	3%	(4%)
Tygacil	224	250	(10%)	(13%)	112	133	(16%)	112	117	(4%)	(9%)
Neurontin	222	238	(7%)	(10%)	51	57	(11%)	171	181	(6%)	(10%)
Diflucan	201	205	(2%)	(6%)	3	5	(40%)	198	200	(1%)	(5%)
Arthrotec	182	185	(2%)	(4%)	96	97	(1%)	86	88	(2%)	(7%)
Unasyn	172	182	(5%)	(10%)	4	6	(33%)	168	176	(5%)	(10%)
Protonix	168	535	(69%)	(69%)	168	535	(69%)	-	-	-	-
EpiPen***	160	-	*	*	133	-	*	27	-	*	*
Sulperazon	155	153	1%	(4%)	-	-	-	155	153	1%	(4%)
Skelaxin***	145	-	*	*	145	-	*	-	-	*	*
Inspra	142	113	26%	17%	3	4	(25%)	139	109	28%	18%
Dalacin/Cleocin	139	168	(17%)	(21%)	35	55	(36%)	104	113	(8%)	(12%)
Alliance Revenue****	2,678	3,107	(14%)	(16%)	1,628	2,211	(26%)	1,050	896	17%	9%
All other biopharmaceutical products	5,097	4,198	21%	17%	1,613	872	85%	3,484	3,326	5%	(1%)
All other established products	4,207	3,492	20%	20%	1,287	703	83%	2,920	2,789	5%	(1%)
REVENUES FROM OTHER PRODUCTS:
ANIMAL HEALTH	$3,078	$2,599	18%	14%	$1,205	$1,006	20%	$1,873	$1,593	18%	11%
CONSUMER HEALTHCARE	$2,240	$2,014	11%	8%	$1,087	$1,016	7%	$1,153	$998	16%	9%
NUTRITION	$1,540	$1,375	12%	7%	-	-	-	$1,540	$1,375	12%	7%
OTHER*****	$210	$243	(14%)	(14%)	$65	$85	(24%)	$145	$158	(8%)	(10%)
*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the first nine months of 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
*****	-	Includes revenues generated primarily from Pfizer Centresource. Certain amounts and percentages may reflect rounding adjustments.

(1)		Total International represents Developed Europe region + Developed Rest of World region + Emerging Markets region. Details for these regions are located on the following page.

PFIZER INC. REVENUES DETAIL OF INTERNATIONAL REVENUES BY GEOGRAPHIC REGION NINE MONTHS 2011 and 2010 (UNAUDITED) (millions of dollars)

	DEVELOPED EUROPE(1)				DEVELOPED REST OF WORLD(2)				EMERGING MARKETS(3)
	2011	2010	% Change		2011	2010	% Change		2011	2010	% Change
			Total	Oper.			Total	Oper.			Total	Oper.
TOTAL INTERNATIONAL REVENUES	$12,223	$12,079	1%	(4%)	$8,059	$7,344	10%	(1%)	$9,794	$8,619	14%	9%
REVENUES FROM BIOPHARMACEUTICAL PRODUCTS - INTERNATIONAL:	$11,064	$10,974	1%	(5%)	$7,270	$6,650	9%	(1%)	$7,031	$6,294	12%	7%
Lipitor	1,804	1,987	(9%)	(14%)	955	1,505	(37%)	(44%)	632	691	(9%)	(12%)
Prevnar / Prevenar 13	545	274	99%	88%	171	23	*	*	574	62	*	*
Enbrel (Outside the U.S. and Canada)	1,758	1,659	6%	-	391	288	36%	22%	592	462	28%	23%
Lyrica	931	802	16%	10%	381	162	135%	114%	267	205	30%	26%
Celebrex	134	132	2%	(4%)	307	245	25%	15%	236	199	19%	13%
Viagra	296	299	(1%)	(6%)	158	143	10%	-	272	258	5%	1%
Norvasc	127	154	(18%)	(21%)	575	601	(4%)	(13%)	356	341	4%	-
Zyvox	229	215	7%	1%	108	93	16%	5%	142	105	35%	30%
Xalatan / Xalacom	385	430	(10%)	(15%)	270	265	2%	(8%)	146	139	5%	-
Sutent	353	322	10%	4%	122	100	22%	11%	177	151	17%	13%
Premarin Family	8	8	-	(13%)	24	21	14%	10%	42	37	14%	5%
Geodon / Zeldox	58	66	(12%)	(17%)	17	13	31%	15%	51	42	21%	14%
Detrol / Detrol LA	119	129	(8%)	(13%)	82	71	15%	4%	45	43	5%	2%
Genotropin	267	277	(4%)	(9%)	162	133	22%	9%	81	84	(4%)	(7%)
Vfend	226	219	3%	(2%)	108	92	17%	9%	160	97	65%	61%
Chantix / Champix	134	123	9%	4%	124	124	-	(9%)	39	23	70%	65%
Effexor XR	141	184	(23%)	(28%)	114	113	1%	(10%)	75	73	3%	(1%)
BeneFIX	193	187	3%	(2%)	82	65	26%	17%	20	11	82%	73%
Zosyn / Tazocin	49	83	(41%)	(43%)	11	12	(8%)	-	163	149	9%	5%
Caduet	13	15	(13%)	(20%)	143	79	81%	64%	44	38	16%	11%
Pristiq	-	-	-	-	48	27	78%	54%	26	13	100%	85%
Zoloft	61	66	(8%)	(14%)	217	181	20%	8%	96	89	8%	4%
Prevnar / Prevenar (7-valent)	22	230	(90%)	(91%)	277	172	61%	45%	107	414	(74%)	(82%)
Revatio	105	94	12%	5%	34	24	42%	29%	25	18	39%	33%
Medrol	78	74	5%	-	35	34	3%	(3%)	154	145	6%	4%
Refacto AF/Xyntha	279	209	33%	26%	25	20	25%	5%	1	-	100%	*
Zithromax / Zmax	61	61	-	(3%)	131	115	14%	1%	126	117	8%	3%
Aricept**	171	172	(1%)	(8%)	125	111	13%	4%	39	54	(28%)	(30%)
Aromasin	142	146	(3%)	(8%)	51	45	13%	2%	48	48	-	(2%)
Cardura	94	114	(18%)	(22%)	116	116	-	(9%)	75	71	6%	1%
Rapamune	45	41	10%	5%	13	13	-	(8%)	88	88	-	(5%)
Fragmin	132	110	20%	12%	57	48	19%	8%	62	60	3%	(2%)
BMP2	17	12	42%	15%	-	-	-	-	-	-	-	-
Relpax	56	54	4%	(4%)	40	33	21%	9%	12	11	9%	9%
Xanax XR	80	81	(1%)	(6%)	36	33	9%	(3%)	75	72	4%	(3%)
Tygacil	49	60	(18%)	(22%)	4	3	33%	-	59	54	9%	4%
Neurontin	58	64	(9%)	(16%)	42	41	2%	(7%)	71	76	(7%)	(8%)
Diflucan	59	64	(8%)	(13%)	35	35	-	(11%)	104	101	3%	1%
Arthrotec	37	45	(18%)	(22%)	37	35	6%	-	12	8	50%	50%
Unasyn	26	29	(10%)	(14%)	61	57	7%	(7%)	81	90	(10%)	(11%)
Protonix	-	-	-	-	-	-	-	-	-	-	-	-
EpiPen***	-	-	-	-	27	-	*	*	-	-	-	-
Sulperazon	-	-	-	-	32	32	-	(13%)	123	121	2%	(2%)
Skelaxin***	-	-	-	-	-	-	-	-	-	-	-	-
Inspra	92	78	18%	12%	37	25	48%	27%	10	6	67%	50%
Dalacin/Cleocin	26	31	(16%)	(23%)	19	19	-	(11%)	59	63	(6%)	(10%)
Alliance Revenue****	433	399	9%	3%	557	442	26%	14%	60	55	9%	5%
All other biopharmaceutical products	1,171	1,175	-	(5%)	909	841	8%	(1%)	1,404	1,310	7%	3%
All other established products	883	906	(3%)	(8%)	806	741	9%	(2%)	1,231	1,142	8%	4%
REVENUES FROM OTHER PRODUCTS - INTERNATIONAL:	$1,159	$1,105	5%	-	$789	$694	14%	3%	$2,763	$2,325	19%	14%
*	-	Calculation not meaningful.
**	-	Represents direct sales under license agreement with Eisai Co., Ltd.
***	-	Legacy King product. King's results are included in our financial statements commencing from the acquisition date of January 31, 2011, in accordance with Pfizer's domestic and international year-ends.
Therefore, our results for the first nine months of 2010 do not include King's results of operations.
****	-	Enbrel (in the U.S. and Canada), Aricept, Exforge, Rebif and Spiriva.
Certain amounts and percentages may reflect rounding adjustments.

(1)		Developed Europe region includes the following markets: Western Europe and the Scandinavian countries.
(2)		Developed Rest of World region includes the following markets: Australia, Canada, Japan, New Zealand, and South Korea.
(3)		Emerging Markets region includes, but is not limited to, the following markets: Asia (excluding Japan and South Korea), Latin America, Middle East, Africa, Central and Eastern Europe and Turkey.

PFIZER INC.
SUPPLEMENTAL INFORMATION

1. Change in Reported Cost of Sales

Reported cost of sales decreased 3% in third-quarter 2011 and 4% in the first nine months of 2011, compared to the same periods in 2010. The decreases are due to lower purchase accounting adjustments and lower inventory write-offs in 2011, as well as savings associated with our cost-reduction and productivity initiatives, partially offset by the addition of King’s manufacturing operations and the unfavorable impact of foreign exchange of 8% in third-quarter 2011 and 7% in the first nine months of 2011.

Reported cost of sales as a percentage of revenues decreased 2.3 percentage points to 21.4% in third-quarter 2011, compared to the same period in 2010, reflecting the aforementioned factors.

2. Change in Reported Selling, Informational & Administrative (SI&A) Expenses and Reported Research & Development (R&D) Expenses

Reported SI&A expenses were largely unchanged in third-quarter 2011 and increased 2% in the first nine months of 2011, compared to the same periods in 2010. Both periods were unfavorably impacted by the annual fee provided for under the 2010 U.S. healthcare reform legislation beginning this year and the addition of legacy King operating costs, and favorably impacted by savings associated with our cost-reduction and productivity initiatives. In addition, the third quarter and first nine months of 2011 were unfavorably impacted by foreign exchange of 5% and 3%, respectively.

Reported R&D expenses were largely unchanged in third-quarter 2011 and decreased 1% in the first nine months of 2011, compared to the same periods in 2010. Both periods were favorably impacted by savings associated with our cost-reduction and productivity initiatives, and unfavorably impacted by higher charges related to those initiatives, the addition of legacy King expenses and the unfavorable impact of foreign exchange of 2% in both periods.

3. Other (Income)/Deductions – Net

($ in millions)	Third Quarter		Nine Months
	2011	2010	2011	2010
Interest income(a)	$(110)	$(100)	$(332)	$(297)
Interest expense(a)	423	427	1,285	1,338
Net interest expense	313	327	953	1,041
Royalty-related income	(135)	(158)	(447)	(395)
Net losses/(gains) on asset disposals	18	(13)	(8)	(243)
Certain legal matters, net(b)	132	712	619	886
Certain asset impairment charges(c)	105	1,478	585	1,710
Other, net	105	3	76	37
Other deductions-net	$538	$2,349	$1,778	$3,036

(a) Interest income increased in both periods of 2011 due to higher cash balances and higher interest rates earned on investments. Interest expense decreased in both periods of 2011 due to lower long- and short-term debt balances and the conversion of some fixed-rate liabilities to floating-rate liabilities.

(b) In the first nine months of 2011, primarily relates to charges for hormone-replacement therapy litigation. In both periods of 2010, primarily includes a charge for asbestos litigation related to our wholly owned subsidiary, Quigley Company, Inc.

(c) In 2011 and 2010, primarily relates to certain Wyeth assets, including in-process research and development (IPR&D) intangible assets.

4. Effective Tax Rate

Reported

The effective tax rate on reported Income from continuing operations before provision for taxes on income for third-quarter 2011 was 33.7% compared to 39.5% for third-quarter 2010, and in the first nine months of 2011 was 30.8% compared to 37.3% in the first nine months of 2010. The decreases in the effective tax rate were primarily due to:

  the extension of the U.S. research and development credit, which was signed into law on December 17, 2010;
  the decrease and jurisdictional mix of certain impairment charges related to assets acquired in connection with the Wyeth acquisition; and
  the change in the jurisdictional mix of earnings.

Adjusted

The effective tax rate on adjusted income(1) for third quarter 2011 was 30.9% compared to 30.2% in third-quarter 2010 primarily due to the change in the jurisdictional mix of earnings partially offset by the extension of the U.S. research and development credit, and in the first nine months of 2011 was 29.3% compared to 30.7% in the first nine months of 2010 primarily as a result of the extension of the U.S. research and development credit and the change in the jurisdictional mix of earnings.

5. Reconciliation of 2011 Adjusted Income(1) and Adjusted Diluted EPS(1) Guidance to 2011 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Guidance (a)

	Full-Year 2011 Guidance
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Guidance	~$17.7 - $18.1	~$2.24 - $2.29
Purchase Accounting Impacts of Transactions Completed as of 10/2/11	(4.8)	(0.62)
Acquisition-Related Costs	(1.5 – 1.7)	(0.19 - 0.21)
Non-Acquisition-Related Restructuring Costs(c)	(2.0 – 2.2)	(0.25 - 0.28)
Gain on Sale of and Income from Capsugel Discontinued Operations	1.3	0.17
Other Certain Significant Items	(0.8)	(0.10)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Guidance	~$9.5 - $10.3	~$1.20 - $1.30

(a) The current exchange rates assumed in connection with the 2011 financial guidance are a blend of the actual exchange rates in effect during the first nine months of 2011 and the mid-October 2011 exchange rates for the remainder of the year.

(b) Includes revenues and expenses related to the Capsugel business as a discontinued operation through July 31, 2011. Does not assume the completion of any business-development transactions not completed as of October 2, 2011, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of October 2, 2011.

(c) Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

6. Reconciliation of 2012 Adjusted Income(1) and Adjusted Diluted EPS(1) Targets to 2012 Reported Net Income Attributable to Pfizer Inc. and Reported Diluted EPS Attributable to Pfizer Inc. Common Shareholders Targets (a)

Full-Year 2012 Targets
($ in billions, except per share amounts)	Net Income(b)	Diluted EPS(b)
Income/(Expense)
Adjusted Income/Diluted EPS(1) Targets	~$17.2 - $17.9	~$2.25 - $2.35
Purchase Accounting Impacts of Transactions Completed as of 10/2/11	(3.8)	(0.50)
Acquisition-Related Costs	(0.7 - 1.0)	(0.09 - 0.12)
Non-Acquisition-Related Restructuring Costs(c)	(0.3 - 0.4)	(0.03 - 0.05)
Reported Net Income Attributable to Pfizer Inc./Diluted EPS Targets	~$12.0 - $13.1	~$1.58 - $1.73

(a) The current exchange rates assumed in connection with the 2012 financial targets are the mid-October 2011 exchange rates.

(b) Does not assume the completion of any business-development transactions not completed as of October 2, 2011, including any one-time upfront payments associated with such transactions. Also excludes the potential effects of the resolution of litigation-related matters not substantially resolved as of October 2, 2011.

(c) Includes amounts related to our initiatives to reduce R&D spending, including our realigned R&D footprint, and related to other cost-reduction and productivity initiatives. These amounts are included in Certain Significant Items.

(1) “Adjusted income” and “adjusted diluted earnings per share (EPS)” are defined as reported net income attributable to Pfizer Inc. and reported diluted EPS attributable to Pfizer Inc. common shareholders excluding purchase accounting adjustments, acquisition-related costs, discontinued operations and certain significant items. As described under Adjusted Income in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of Pfizer’s Form 10-Q for the fiscal quarter ended July 3, 2011, management uses adjusted income, among other factors, to set performance goals and to measure the performance of the overall company. We believe that investors’ understanding of our performance is enhanced by disclosing this measure. The adjusted income and adjusted diluted EPS measures are not, and should not be viewed as, substitutes for U.S. GAAP net income and diluted EPS.

DISCLOSURE NOTICE: The information contained in this earnings release and the attachments is as of November 1, 2011. The Company assumes no obligation to update forward-looking statements contained in this earnings release or the attachments as a result of new information or future events or developments.

This earnings release and the attachments contain forward-looking information about the Company’s future operating and financial performance, business plans and prospects, in-line products and product candidates, and share-repurchase and dividend-rate plans that involves substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “target,” “forecast”, “goal”, “objective” and other words and terms of similar meaning or use future dates. Among the factors that could cause actual results to differ materially are the following: the success of research and development activities, including, without limitation, the ability to meet anticipated clinical trial completion dates, regulatory submission and approval dates, and launch dates for product candidates; decisions by regulatory authorities regarding whether and when to approve our drug applications as well as their decisions regarding labeling, ingredients and other matters that could affect the availability or commercial potential of our products; the speed with which regulatory authorizations, pricing approvals and product launches may be achieved; the success of external business-development activities; competitive developments, including the impact on our competitive position of new product entrants, in-line branded products, generic products, private label products and product candidates that treat diseases and conditions similar to those treated by our in-line drugs and drug candidates; the ability to meet generic and branded competition after the loss of patent protection for our products or competitor products; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; trade buying patterns; the impact of existing and future legislation and regulatory provisions on product exclusivity; trends toward managed care and healthcare cost containment; the impact of the U.S. Budget Control Act of 2011 (the Budget Control Act) and the deficit-reduction actions to be taken pursuant to the Budget Control Act in order to achieve the deficit-reduction targets provided for therein; the impact of U.S. healthcare legislation enacted in 2010 – the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act - and of any modification, repeal or invalidation of any of the provisions thereof; U.S. legislation or regulatory action affecting, among other things, pharmaceutical product pricing, reimbursement or access, including under Medicaid, Medicare and other publicly funded or subsidized health programs, the importation of prescription drugs from outside the U.S. at prices that are regulated by governments of various foreign countries, direct-to-consumer advertising and interactions with healthcare professionals, and the use of comparative effectiveness methodologies that could be implemented in a manner that focuses primarily on the cost differences and minimizes the therapeutic differences among pharmaceutical products and restricts access to innovative medicines; legislation or regulatory action in markets outside the U.S. affecting pharmaceutical product pricing, reimbursement or access; contingencies related to actual or alleged environmental contamination; claims and concerns that may arise regarding the safety or efficacy of in-line products and product candidates; significant breakdown, infiltration, or interruption of our information technology systems and infrastructure; legal defense costs, insurance expenses, settlement costs, the risk of an adverse decision or settlement and the adequacy of reserves related to product liability, patent protection, government investigations, consumer, commercial, securities, environmental and tax issues, ongoing efforts to explore various means for resolving asbestos litigation, and other legal proceedings; the Company’s ability to protect its patents and other intellectual property both domestically and internationally; interest rate and foreign currency exchange rate fluctuations; governmental laws and regulations affecting domestic and foreign operations, including, without limitation, tax obligations and changes affecting the tax treatment by the U.S. of income earned outside of the U.S. that result from the enactment in August 2010 of the Education Jobs and Medicaid Assistance Act of 2010 and that may result from pending and possible future proposals; changes in U.S. generally accepted accounting principles; uncertainties related to general economic, political, business, industry, regulatory and market conditions including, without limitation, uncertainties related to the impact on us, our lenders, our customers, our suppliers and counterparties to our foreign-exchange and interest-rate agreements of challenging global economic conditions and recent and possible future changes in global financial markets; any changes in business, political and economic conditions due to actual or threatened terrorist activity in the U. S. and other parts of the world, and related U. S. military action overseas; growth in costs and expenses; changes in our product, segment and geographic mix; and the impact of acquisitions, divestitures, restructurings, product withdrawals and other unusual items, including (i) our ability to successfully implement our plans, announced on February 1, 2011, regarding the Company’s research and development function, including the planned exit from the Company’s Sandwich, U.K. site, subject to works council and union consultations; (ii) our ability to realize the projected benefits of our acquisitions of Wyeth and King Pharmaceuticals, Inc.; (iii) our ability to realize the projected benefits of our cost-reduction and productivity initiatives, including those related to the Wyeth integration and to our research and development function; and (iv) the impact of the strategic alternatives that we decide to pursue for our Animal Health and Nutrition businesses. A further list and description of risks, uncertainties and other matters can be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010 and in its reports on Form 10-Q, in each case including in the sections thereof captioned “Forward-Looking Information and Factors That May Affect Future Results” and “Item 1A. Risk Factors”, and in its reports on Form 8-K.

This earnings release may include discussion of certain clinical studies relating to various in-line products and/or product candidates. These studies typically are part of a larger body of clinical data relating to such products or product candidates, and the discussion herein should be considered in the context of the larger body of data.

CONTACT:
Pfizer Inc.
Media:
Joan Campion, 212-733-2798
or
Investors:
Chuck Triano, 212-733-3901
Suzanne Harnett, 212-733-8009